Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES CLOSING OF DELAWARE BASIN BRONCO ACQUISITION

Denver, Colorado – May 15, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced the closing of its previously announced Bronco acquisition of certain oil and gas properties located in Reeves County, Texas, for an aggregate purchase price of $160 million, adjusted for normal closing purchase price adjustments.  The acquisition was financed in substantial part with proceeds received from the previously announced offering of $125 million of 8.50% Senior Notes due 2020, which closed on May 12, 2017, thereby preserving significant availability under Resolute’s revolving credit facility.

The acquisition includes approximately 4,600 net acres in Reeves County, Texas, interests in two producing operated 4,500 foot horizontal Wolfcamp wells, six operated drilled but uncompleted Wolfcamp wells, and one non-operated 10,000 foot lateral Wolfcamp currently waiting on completion.  Resolute assumed operations on the acquired properties on May 1, 2017, and commenced fracing operations on the first of six drilled but uncompleted wells on May 4.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. Resolute also operates Aneth Field, located in the Paradox Basin in Utah. For more information, visit www.resoluteenergy.com. The Company routinely posts important information about the Company under the Investor Relations section of its website. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com